Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FuelCell Energy, Inc:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-20807; No. 33-77008; No. 33-68866; No. 333-63833, and No. 333-110177) and on Form S-3 (No 333-109690 and No. 333-109634) of FuelCell Energy, Inc. of our report dated January 11, 2005, relating to the consolidated balance sheets of FuelCell Energy, Inc. as of October 31, 2004 and 2003 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2004, which report appears in the October 31, 2004 annual report on Form 10-K of FuelCell Energy, Inc.

/s/ KPMG LLP

KPMG LLP

Hartford, CT
January 14, 2005